Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES DECLARES SPECIAL COMMON STOCK DIVIDEND OF $2.20 PER COMMON SHARE, PAYABLE ALL IN CASH

CHATTANOOGA, Tenn. (November 29, 2022) – CBL Properties (NYSE:CBL) today announced that its Board of Directors has declared a special dividend of $2.20 per share of common stock, payable all in cash. The Special Dividend is payable on January 18, 2023, to stockholders of record as of the close of business on December 12, 2022. The special dividend equates to an aggregate cash amount of approximately $70.0 million.

“We are pleased to further demonstrate our commitment to creating and returning stockholder value through this special all cash dividend,” said Stephen D. Lebovitz, chief executive officer of CBL Properties. “Through regular and special dividends, CBL will have distributed $2.95 per share for 2022, representing a yield of more than 10.1% to stockholders relative to today’s closing price, demonstrating meaningful return of value.”

Lebovitz added, “Management and the Board carefully considered CBL’s strong performance to-date in 2022, stable and flexible balance sheet, significant generation of free cash flow and current cash balance, in determining to pay the special dividend in all cash.”

In order to ensure that the Company maintains its status as a real estate investment trust, the Company must distribute at least 90% of its “real estate investment trust taxable income” each year. A special dividend is being made to meet this minimum distribution requirement.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 94 properties totaling 58.5 million square feet across 22 states, including 56 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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